KRYS BOYLE FREEDMAN & SAWYER, P.C.
                               ATTORNEYS AT LAW
Telephone                 600 17th Street, Suite 2700 S       Facsimile
(303) 893-2300               Denver, Colorado 80202           (303) 893-2882

                                September 7, 1999


Datalink.net, Inc.
1735 Technology Way, Suite 790
San Jose, California  95110

Gentlemen:

     We have acted as counsel to Datalink.net, Inc., a Nevada corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the "Registration Statement"), as amended, pursuant to which the Company is registering under the Securities Act of 1933, as amended, 3,935,134 shares (the "Shares") of its common stock, $.01 par value (the "Common Stock"), and 2,243,964 common stock purchase warrants (the "Warrants") which may be sold by Selling Securityholders. Of the Shares of Common Stock which may be sold, 1,489,170 Shares have been issued or are issuable upon the conversion of Series A Convertible Preferred Stock and 2,445,964 Shares have been issued or are issuable upon the exercise of the Warrants. This opinion is being rendered in connection with the filing of the Registration Statement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

     In connection with this opinion, we have examined the Company's Articles of Incorporation and Bylaws, both as currently in effect; such other records of the corporate proceedings of the Company and certificates of the Company's officers as we have deemed relevant; and the Registration Statement and the exhibits thereto.

     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

     Based upon the foregoing, and subject to the limitations set forth below, we are of the opinion that the 2,243,964 Warrants being offered for resale have been duly and validly authorized by the Company and have been duly and validly issued and are fully paid and non-assessable.

     Based upon the foregoing and in reliance thereon, and subject to the limitations set forth below, we are of the opinion that the 1,489,170 shares of Common Stock issued or issuable upon the conversion of the Series A Convertible Preferred Stock and the 2,445,964 shares of Common Stock issued or issuable upon exercise of the outstanding Warrants are, or will be when issued in accordance with their respective terms, duly and validly authorized, legally issued, fully paid and non-assessable.


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     We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement. We hereby further consent to the reference to us under the caption "Legal Matters" in the prospectus included in the Registration Statement.
                                  Very truly yours,

                                  KRYS BOYLE FREEDMAN & SAWYER, P.C.


                                  By:/s/ Jon D. Sawyer
                                     Jon D. Sawyer